Exhibit 21.1
Significant Subsidiaries of WESCO International, Inc.
CDW Holdco, LLC
WDC Holding, Inc.
WESCO Distribution, Inc.
WESCO Distribution Canada Co.
WESCO Distribution Canada LP
WESCO Equity Corporation
WESCO Finance Corporation
WESCO Receivables Corporation
Carlton-Bates Company
Communications Supply Holding, Inc.
Communications Supply Corporation